Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO NAMES CARY GROSSMAN
TO ITS BOARD OF DIRECTORS

CRANFORD, NJ, December 10, 2014 – Metalico, Inc. (NYSE MKT: MEA) announced today that Cary M. Grossman, a veteran scrap metal recycling executive, has been elected to the Company’s Board of Directors effective January 1, 2015.

Mr. Grossman, 60, is the President of Shoreline Capital Advisors, Inc., an investment and merchant banking firm he co-founded in 2011. His addition will bring the Board’s membership to its currently authorized maximum of six directors. He has also been appointed to the Board’s Audit Committee.

Mr. Grossman was the Chief Financial Officer of Blaze Recycling & Metals, LLC, a scrap metal recycler with nine facilities in Georgia, Florida and Alabama, from 2007 through 2009 and a full-time consultant to Blaze thereafter through February 2011. More recently he served as Blaze’s interim Chief Executive Officer. Prior to 2007 he worked in a variety of senior executive positions with various public and private concerns in several industries.

Mr. Grossman is a Certified Public Accountant and earned a BBA in accounting from the University of Texas. He is a resident of Houston, Texas.

Metalico, Inc. is a holding company with operations in one principal business segment: ferrous and non-ferrous scrap metal recycling. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com
186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
Fax: (908) 497-1097
www.metalico.com

# # #